FIRST NATIONAL BANK OF COMMERCE
FFN:  50224570002-002
Page 1

                                                                  EXHIBIT 5.3

Internal Revenue Service                             Department of the Treasury
Sponsor Name: First National Bank of Commerce
Plan Description:                                    Washington, DC  20224
Prototype Standardized Profit Sharing Plan
FFN:  50224570002-002  Case: 9307151
EIN: 72-0269760
BPD:  02   Plan: 002  Letter Serial No. 0257896b     Person to Contact:  Mr. Dua

McGlinchey Stafford Lang                        Telephone Number:(202) 622-8380
Sandra Mills Feingerts
643 Magazine St.                                     Refer Reply to:  E:EP:Q:3
New Orleans, LA  70130
                                                     Date:  06/17/93



                   ** COPY FOR AUTHORIZED REPRESENTATIVE **

Dear Applicant:

In our opinion, the amendment to the form of the plan identified above does not in and of itself adversely affect the plan's acceptability under section 401 of the Internal Revenue Code. This opinion relates only to the amendment to the form of the plan. It is not an opinion as to the acceptability of any other amendment or of the form of the plan as a whole, or as to the effect of other Federal or local statutes.

You must furnish a copy of this letter to each employer who adopts this plan. You are also required to send a copy of the approved form of the plan, any approved amendments and related documents to each Key District Director of Internal Revenue Service in whose jurisdiction there are adopting employers.

Our opinion on the acceptability of the form of the plan is not a ruling or determination as to whether an employer's plan qualifies under Code section 401(a). An employer who adopts this plan will be considered to have a plan qualified under Code section 401(a) provided all the terms of the plan are followed, and the eligibility requirements and contribution or benefit provisions are not more favorable for highly compensated employees than for other employees. Except as stated below, the Key District Director will not issue a determination letter with regard to this plan.

Our  opinion  does  not  apply  to  the  form of the plan for purposes of Code section 401(a)(16) if: (1) an employer ever maintained another qualified plan for one or more employees who are covered by this plan, other than a specified paired plan within the meaning of section 7 of Rev. Proc. 89-9, 1989-1 C.B. 780; or (2) after December 31, 1985, the employer maintains a welfare benefit fund defined in Code section 419(e), which provides postretirement medical benefits allocated to separate accounts for key employees as defined in Code section 419(d)(3).

An employer that has adopted a standardized plan may not rely on this opinion letter with respect to: (1) whether any amendment or series of amendments to the plan satisfies the nondiscrimination requirements of section 1.401(a)(4)- 5(a)(5) of the regulations, except with respect to plan amendments granting past service that meet the safe harbor described in section 1.401(a)(4)-
5(a)(5) and are not part of a pattern of amendments that significantly discriminates in favor of highly compensated employees; or (2) whether the plan satisfies the effective availability requirement of section 1.401(a)(4)- 4(c) of the regulations with respect to any benefit, right or feature.

An employer that has adopted a standardized plan as an amendment to a plan other than a standardized plan may not rely on this opinion letter with respect to whether a benefit, right or other feature that is prospectively eliminated satisfies the current availability requirements of section 1.401(a)-4 of the regulations.

The employer may request a determination (1) as to whether the plan, considered with all related qualified plans and, if appropriate, welfare benefit funds, satisfies the requirements of Code section 401(a)(16) as to limitations on benefits and contributions in Code section 415; (2) regarding the nondiscriminatory effect of grants of past service; and (3) with respect to whether a prospectively eliminated benefit, right or feature satisfies the current availability requirements.

Our opinion does not apply to the form of the plan for purposes of section 401(a) of the Code unless the terms of the plan, as adopted or amended, that pertain to the requirements of sections 401(a)(4), 401(a)(5), 401(a)(17), 401(1), 410(b) and 414(s) of the Code, as amended by the Tax Reform Act of 1986 or subsequent legislation, (a) are made effective retroactively to the first day of the first plan year beginning after December 31, 1988 (or such other date on which these requirements first become effective with respect to this plan); or (b) are made effective no later than the first day on which the employer is no longer entitled, under regulations, to rely on a reasonable, good faith interpretation of these requirements, and the prior provisions of the plan constitute such an interpretation.

This letter with respect to the amendment to the form of the plan does not affect the applicability to the plan of the continued, interim and extended reliance provisions of sections 13 and 17.03 of Rev. Proc. 89-9, 1989-1 C.B.
780. The applicability of such provisions may be determined by reference to the initial opinion letter issued with respect to the plan.

If you, the sponsoring organization, have any questions concerning the IRS processing of this case, please call the above telephone number. This number is only for use of the sponsoring organization. Individual participants and/or adopting employers with questions concerning the plan should contact the sponsoring organization. The plan's adoption agreement must include the sponsoring organization's address and telephone number for inquiries by adopting employers.

If you write to the IRS regarding this plan, please provide your telephone number and the most convenient time for us to call in case we need more information. Whether you call or write, please refer to the Letter Serial Number and File Fold Number shown in the heading of this letter.

You should keep this letter as a permanent record.   Please  notify  us if you
modify or discontinue sponsorship of this plan.

                                    Sincerely yours,



                                    Chief, Employee Plans Qualifications
                                    Branch